Exhibit 5

October 10, 2012

LifeLock, Inc.

60 East Rio Salado Parkway

Suite 400

Tempe, Arizona 85281

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

As legal counsel to LifeLock, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about October 10, 2012 in connection with the registration under the Securities Act of 1933, as amended, of 11,810,798 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to awards outstanding under the LifeLock, Inc. Amended and Restated 2006 Incentive Compensation Plan (the “2006 Plan”), 1,212,511 shares of Common Stock issuable pursuant to awards outstanding under the LifeLock, Inc. 2012 Incentive Compensation Plan (the “2012 Plan”), 7,839,197 shares of Common Stock available for issuance under the 2012 Plan, and 2,000,000 shares of Common Stock issuable pursuant to the LifeLock, Inc. 2012 Employee Stock Purchase Plan (the “2012 ESPP” and collectively with the 2006 Plan and the 2012 Plan, the “Plans”). The shares of Common Stock issuable pursuant to the Plans are collectively referred to as the “Shares.” The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A. The Seventh Amended and Restated Certificate of Incorporation of the Company, as currently in effect;

B. The Amended and Restated Bylaws of the Company, as currently in effect;

C. Various resolutions of the Board of Directors of the Company authorizing the issuance of the Shares and adopting the Plans;

D. The Plans; and

E. The Registration Statement.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through E above, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the Plans, will be validly issued, fully paid, and nonassessable.

ALBANY

AMSTERDAM

ATLANTA

AUSTIN

BERLIN*

BOSTON

BRUSSELS*

CHICAGO

DALLAS

DELAWARE

DENVER

FORT LAUDERDALE

HOUSTON

LAS VEGAS

LONDON*

LOS ANGELES

MIAMI

MILAN*

NEW JERSEY

NEW YORK

ORANGE COUNTY

ORLANDO

PALM BEACH COUNTY

PHILADELPHIA

PHOENIX

ROME*

SACRAMENTO

SHANGHAI

SILICON VALLEY

TALLAHASSEE

TAMPA

TOKYO*

TYSONS CORNER

WASHINGTON, D.C.

ZURICH

*STRATEGIC ALLIANCE

GREENBERG TRAURIG, LLP ¡ ATTORNEYS AT LAW ¡ WWW.GTLAW.COM

2375 East Camelback Road, Suite 700 ¡ Phoenix, Arizona 85016 ¡ Tel 602.445.8000 ¡ Fax 602.445.8100

We express no opinion as the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than the existing laws of the United States of America, and of the Delaware General Corporation Law, the Delaware Constitution, and reported judicial decisions relating thereto. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm in the Registration Statement, to the inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP